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                                                                    Exhibit 16.1



April 22, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549


Dear Sirs/Madams:

We have read Item 4 of Hanover Capital Mortgage Holdings, Inc.'s ("the Company") Form 8-K dated April 22, 2004, and have the following comments:

     1.   We agree with the statements made in paragraphs (i) and (ii).
     2. We agree with the statements made in paragraph (ii) (a) (1), that D&T advised the Audit Committee on March 25, 2004 that it believed the accounting treatment relating to Amendment No. 1 to the Contribution Agreement should be revised; however, this matter had previously been discussed with management of the Company on March 23, 2004 and with the Chairman of the Audit Committee on March 24, 2004.
     3.   We agree with the statements made in paragraphs (ii) (a) (2) and (ii)
          (a) (3).
     4.   We agree with the statements made in the first sentence of paragraph
          (ii) (a) (4). We have no basis on which to agree or disagree with the statements made in the second sentence of paragraph (ii) (a) (4).
     5. We agree with the statements made in the first, second, third, and fourth sentences of paragraph (ii) (b) (1). We have no comments with respect to the statements made in the fifth and sixth sentences of paragraph (ii) (b) (1).
     6.   We agree with the statements made in paragraph (ii) (b) (2).
     7. We have no basis to agree or disagree with the statements made in paragraph (ii) (b) (3).
     8.   We agree with the statements made in paragraphs (iii) and (iv).

Yours truly,



/s/ Deloitte & Touche LLP